Exhibit 99.1

Contact:        Kevin Lycklama
Riverview Bancorp, Inc. 360-693-6650

Stacey Graham Named to Riverview Board of Directors

Vancouver, Wash., November 24, 2020 -- Riverview Bancorp, Inc. (NASDAQ GSM: RVSB) today announced the appointment of Stacey Graham, Chief Strategist at What’s Next? Strategies to the Board of Directors for Riverview Community Bank and Riverview Bancorp, Inc.

"Our Board and Company will utilize Stacey’s extensive experience in business management, marketing, and the banking industry to continue building awareness of not only the great products and services we provide, but also our commitment to the communities we serve," said Kevin J. Lycklama, President and Chief Executive Officer of Riverview Bancorp. "Stacey has a great understanding of the banking community and will be invaluable to our company as a member of our Board of Directors."

As the Chief Strategist at What’s Next? Strategies, Ms. Graham develops marketing, branding, fundraising and strategic planning for clients across the country. Her banking experience began in 2005 at First Independent Bank where she was Chief Strategy Officer/EVP until 2012 when she worked at Sterling Savings Bank as Senior Vice President & Integration Executive. She also held the position of President at the Humane Society of Southwest Washington for nearly eight years. She attended Willamette University and also received a diploma in Bank Marketing & Management at the American Bankers Association School of Bank Marketing & Management.

In addition to her other responsibilities, Ms. Graham is also a board member for both the Lighthouse Foundation and The Historic Trust. She served as Vice Chair for six years and Chair for three years at The Historic Trust where she helped to promote preservation, education, economic development and celebrating historic events.

About the Company
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.43 billion at September 30, 2020, it is the parent company of the 97-year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients through 18 branches, including 14 in the Portland-Vancouver area, and 3 lending centers. For the past 7 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.
This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.